Exhibit 99.1

Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

April 12, 2007

Contact:	Stephen M. Klein
Chairman and Chief Executive Officer
Omni Financial Services, Inc.
(770) 396-0000

OMNI NATIONAL BANK ENTERS INTO AGREEMENT TO ACQUIRE TEXAS CHARTER

ATLANTA, GA—Omni Financial Services, Inc. (NASDAQ: OFSI), the bank holding company for Omni National Bank (“Omni”), announced today that Omni has entered into a definitive agreement that will enable Omni to acquire a Texas charter and establish a banking office in the State of Texas.

Specifically, on April 6, 2007, Omni entered into a Stock Purchase Agreement with First Bank Lubbock Bancshares, Inc. (“FBL”) and FBL’s wholly owned subsidiary, Outsource Delaware Capital Group, Inc. (the “Seller”). The stock purchase is one of a series of transactions that will follow FBL’s previously announced acquisition of Wilson State Bank, a Texas state bank. After FBL’s acquisition, Wilson State Bank will be merged with First Bank & Trust, Lubbock, Texas (“FB&T”), a subsidiary of Seller, pursuant to which all of the assets and liabilities of Wilson State Bank, except for $2.0 million in cash and one office location, will be transferred to FB&T. All accounts at Wilson State Bank will become accounts at FB&T. Omni will then acquire 100% of the stock of Wilson State Bank from the Seller for $2.3 million in cash and merge Wilson State Bank with and into Omni. As a result of these transactions, FBL will acquire WSB’s operations, liabilities and virtually all of its assets, and Omni will acquire a Texas charter and banking office.

The transactions described above are subject to regulatory approval and other typical closing conditions. The closing is anticipated to occur on or before July 2, 2007.

About Omni

Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. It has one full-service banking location in Atlanta, Georgia, one in Dalton, Georgia, five in North Carolina, one in Chicago, Illinois and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama,

Philadelphia, Pennsylvania, and Dallas, Texas. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.’s common stock is traded on the NASDAQ Global Market under the ticker symbol “OFSI.” Additional information about Omni Financial is available on its website at www.onb.com.

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Omni Financial Services, Inc.’s business and growth strategies, competitive risks and other factors set forth from time to time in Omni Financial Services, Inc.’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Omni Financial Services, Inc. (including its subsidiaries), or its management, and are intended to identify forward-looking statements.